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                                                                    EXHIBIT 99.1

                                  DELIA* CORP.
                                435 HUDSON STREET
                               NEW YORK, NY 10014
                    TELEPHONE: 212-807-9060 FAX: 212-590-6500


                                          CONTACT:   Dennis Goldstein
                                                     Chief Financial Officer
                                                     (212) 590-6208

                                                     Amanda Mullin
                                                     VP-Corporate Communications
                                                     (212) 807-9060
FOR IMMEDIATE RELEASE

                   DELIA*S CORP. REPORTS FIRST QUARTER RESULTS

               -- EXCEEDS CONSENSUS ESTIMATES FOR FIRST QUARTER --
             -- REAFFIRMS GUIDANCE FOR SECOND HALF OF FISCAL 2001 --
                  -- COMPLETES NON-CORE DIVESTITURE PROGRAM --

      NEW YORK -- June 6, 2001 -- dELiA*s Corp. (Nasdaq:DLIA), a leading multichannel retailer to teenage girls and young women, today announced financial results for the first quarter of fiscal 2001.

      On a consolidated basis, as a result of divestitures, net sales for the quarter decreased 26.2% to $36.2 million from $49.1 million in the first quarter of last year. The decrease in non-core revenues was partially offset by sales gains in the core business. The operating loss before interest, taxes, restructuring and minority interest was $7.9 million compared to a loss of $15.7 million last year, an improvement of $7.8 million. Non-core businesses, including businesses divested during the quarter or subsequent to the quarter's end, contributed $2.6 million of the operating loss. On a consolidated basis, the net loss in the first quarter was $8.3 million, or $0.23 per share, compared to a loss of $8.7 million, or $0.35 per merger-adjusted share in the same period last year.


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      Stephen Kahn, Chief Executive Officer, stated, "We are pleased to have concluded the divestiture of all our non-core assets, returning our organizational focus to the core dELiA*s franchise. In the first quarter, in our retail channel, we posted positive comparable store sales in the mid-single-digits despite a weak retail environment. On the Direct side we were pleased by the continued shift in sales to our Internet channel, however, business was affected by some merchandising miscues. We moved quickly to address these issues, and believe we are now well positioned for the key back-to-school season."

      Andrea Weiss, President, added, "We are working hard to position the company for sustained growth and profitability. In the near term, we are focused on developing a brand immersion plan and on better integrating our marketing and merchandising efforts across all of dELiA*s channels. I am looking forward to leading the dELiA*s team and am thrilled about the opportunity to build the brand and leverage the company's multichannel platform."

      Commenting on the company's outlook, Mr. Kahn stated, "For the second quarter of fiscal 2001, we expect the company's revenues to be in the range of $26-28 million and an EPS loss of $0.16-$0.18 per share compared to a loss of $0.42 per share in the second quarter of last year. For the second half of fiscal 2001, we remain comfortable with the forecast we provided in our January 30, 2001 press release. Accordingly, we expect to return to net income profitability in the fourth quarter and to be profitable for the second half taken as a whole. Looking ahead to 2002, assuming a store rollout plan of 20 new retail locations, we expect to generate top line sales in the range of $210-220 million and to post positive earnings for the year in the range of $0.20-$0.23 per share."

      At 9:00 a.m. Eastern time, on June 6th, the Company's management team will host a conference call to review first quarter financial results. The call will be broadcast at WWW.DELIAS.COM/INVESTOR and will be archived online. A telephonic replay will also be available from noon Eastern Time June 6th through June 13th. To listen to the replay, dial 858-812-6440 and reference confirmation code #18972629.

      Separately, the Company noted that the webcast of its presentation at the U.S. Bancorp Piper Jaffray Consumer Conference will not be archived as previously announced, but will be simulcast as the Company presents at 10:15 a.m. Eastern time.

ABOUT DELIA*S CORP.

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dELiA*s Corp. is a multi-channel retailer that markets apparel, accessories and home furnishings to teenage girls and young women. The company reaches its customers through the dELiA*s catalog, www.dELiAs.cOm and its 37 dELiA*s retail stores.

Forward-looking statements in this press release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future results or events. The terms "believes," "expects," "intends," "anticipates" or "plans" and similar expressions are intended to identify some of the forward-looking statements contained in this press release. Forward-looking statements involve a number of risks, uncertainties and other factors beyond dELiA*s control, which may cause material differences in actual results, performance or other expectations. These risks include, but are not limited to the following: we may not be able to maintain access to financing to fund operations and the expansion strategies of our retail business; our businesses may not be integrated successfully following the recent recombination of iTurf Inc. and dELiA*s Inc.; the recombination may not produce savings from additional operating efficiencies in a timely fashion or at all; continuing costs related to the merger and certain restructuring initiatives, including the sale or discontinuation of our former Storybook Heirlooms business, our former TSI Soccer business and our former Internet content businesses, may exceed our reserves for such initiatives; we may not be able to reduce expenses successfully; our cost reduction initiatives may lead to reduced service levels or product quality, which could have an adverse impact on revenues; we are likely to continue to experience increases in the cost of materials, printing, paper, postage, shipping and labor; we may experience reductions in response rates to catalog and electronic mailings due to increased prospecting, the timing and quantity of our mailings and other factors; we may not be able to leverage investments made in infrastructure to support expansion; customers may not like our new retail concepts; we may not be able to obtain acceptable store sites and lease terms; we may not be able open new stores in a timely fashion; we may not be able to increase comparable store sales; adverse weather conditions other factors affecting retail stores generally; we are subject to increased levels of competition; we may not be able to retain key personnel; we may not be able to scale our computer systems with growth in online traffic; we are susceptible to downturns in general economic conditions; we may not be able to anticipate and respond to fashion trends; we may experience decreased levels of service from third party vendors and service providers; our suppliers may not be able to obtain financing to provide products to the Company; and other factors detailed elsewhere in this press release, our most recent annual report on Form 10-K.

                               (Tables to follow)

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                                  DELIA*S CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)


                                                    Fiscal Quarter Ended
                                                   ----------------------
                                                    4/29/00       5/5/01
                                                   --------      --------

Net sales                                          $ 49,057      $ 36,231
Cost of sales                                        25,792        19,682
                                                   --------      --------
Gross profit                                         23,265        16,549

Selling, general and administrative expenses         39,003        24,462
                                                   --------      --------
Loss before interest, taxes, restructuring and
      minority interest                             (15,738)       (7,913)

Restructuring charges                                    --           384
Interest and other expense (income), net               (667)            2
Minority interest                                    (3,901)           --
                                                   --------      --------
Loss before income taxes                            (11,170)       (8,299)
Benefit for income taxes                             (2,424)           --
                                                   --------      --------
Net loss                                           $ (8,746)     $ (8,299)
                                                   ========      ========

MERGER-ADJUSTED PER SHARE DATA:

Basic and diluted net loss per share               $  (0.35)     $  (0.23)

Shares used in the calculation of
      basic and diluted net loss per share           24,873        35,322


                                     -more-

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                                  DELIA*S CORP.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                             February 3, 2001  May 5, 2001
                                             ----------------  -----------
                                                               (unaudited)

ASSETS
Current assets
     Cash and cash equivalents                      $10,121     $ 6,822

     Investments                                     11,024       4,097


      MERCHANDISE INVENTORIES                        19,974      15,309

      ASSETS HELD FOR SALE                            3,334          --
     Prepaid expenses and other current assets        9,850       7,009
                                                    -------     -------
        Total current assets                         54,303      33,237



Property and equipment - net                         30,145      30,357
Other assets                                            595         469
                                                    -------     -------
     Total assets                                   $85,043     $64,063
                                                    =======     =======


LIABILITIES AND STOCKHOLDERS' EQUITY

     Accounts payable and accrued expenses          $27,080     $19,335
     Liabilities due customers                        4,570       3,879
     Accrued restructuring                            4,059       2,430
     Bank loan payable                                2,361         335
     Other current liabilities                        2,151       2,601
                                                    -------     -------
       Total current liabilities                     40,221      28,580

Long-term debt                                        4,770       4,176
Other long-term liabilities                             513         567
Excess of fair value over purchase price             19,383      18,389
Stockholders' equity                                 20,156      12,351
                                                    -------     -------
     Total liabilities and stockholders' equity     $85,043     $64,063
                                                    =======     =======

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